Exhibit 99.1

Armstrong World Industries Reports Fourth Quarter and Year End 2011 Results

Key Highlights

•	Fourth quarter operating income of $21.6 million, up more than $50 million over the 2010 period

•	Fourth quarter adjusted EBITDA of $51 million, up 9% over the 2010 period

•	Ongoing cost savings program target increased to $185 million

•	Management announces construction of mineral fiber ceiling plant in Russia

LANCASTER, Pa., February 27, 2012 /PRNewswire via COMTEX/ —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings and cabinets, today reported fourth quarter and year end 2011 results and issued 2012 guidance.

Fourth Quarter Results

	September 30,	September 30,	September 30,
(Amounts in millions except per	Three Months Ended December 31,
share data)	2011	2010	Change
Net sales	$652.1	$642.9	1.4%
Operating income (loss)	21.6	(30.2)	Favorable
Net income (loss)	8.5	(21.0)	Favorable
Diluted earnings per share	$0.14	$(0.36)	Favorable

Consolidated net sales increased approximately $9 million compared to the prior year period. Excluding approximately $3 million of favorable foreign exchange impact for the quarter, sales increased approximately 1% compared to the prior year period. On a consolidated level, volume declines were more than offset by favorable price and mix. Volumes decreased in Worldwide Resilient Flooring, European Building Products and Cabinets, while volumes grew in Wood Flooring and Building Products Asia. Volumes in Building Products Americas remained essentially flat.

Operating income and net income both increased due to cost reduction actions, which resulted in lower SG&A expenses and manufacturing costs when compared to the same period last year. Input cost inflation increased $8 million versus fourth quarter 2010, driven by a broad array of input items, including PVC, plasticizers, steel and Titanium Dioxide. During the fourth quarter of 2011 price more than fully offset the impact of inflation. 2011 and 2010 fourth quarter results were impacted by approximately $4 million and $49 million, respectively, of impairment, restructuring, and severance and related costs.

“On an adjusted basis, total company EBITDA was up 9% from fourth quarter 2010 levels on relatively flat sales,” said Matt Espe, President and CEO. “We continue to operate in an unpredictable economic environment, yet in the fourth quarter still managed to grow sales in all geographies other than Europe. Uncertainty in our end markets has continued to impact demand, and as a result, we saw lower volumes across most of our businesses. Despite this, we have been able to drive earnings growth through the execution of our cost savings plans, pricing ability and leverage of our LEAN investments. We remain committed to growth and to making organic investments in the business. As another example of that commitment, we are pleased to announce that our Board of Directors has approved the construction of a mineral fiber ceiling plant in Russia that is expected to be operational in 2015.”

(Non-GAAP) Financial Metrics*

	September 30,	September 30,	September 30,
(Amounts in millions except per	Three Months Ended December 31,
share data)	2011	2010	Change
Adjusted operating income	$26	$19	36%
Adjusted net income	9	6	37%

Adjusted diluted earnings per share	$0.16	$0.11	45%
Free cash flow	$90	$43	Favorable

	September 30,	September 30,	September 30,
(Amounts in millions except per	Three Months Ended December 31,
share data)	2011	2010	Change
Adjusted EBITDA
Building Products	$48	$45	5%
Resilient Flooring	5	10	(45)%
Wood Flooring	12	(1)	Favorable
Cabinets	(1)	—	Unfavorable
Unallocated Corporate	(13)	(7)	Unfavorable

Consolidated Adjusted EBITDA	$51	$47	9%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income and adjusted EBITDA exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses related to discrete unusual items. Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

Improvements in adjusted operating income and adjusted EBITDA were driven by reductions in SG&A expenses coupled with the impact of better pricing and reductions in manufacturing costs, which were partially offset by increased input costs and volume declines. The increase in free cash flow was primarily due to the special dividend payment by WAVE, the company’s fifty percent joint venture with Worthington Industries, and changes in working capital, partially offset by higher capital expenditures.

Fourth Quarter Segment Highlights

(Amounts in millions)

Building Products

	September 30,	September 30,	September 30,
	Three Months Ended December 31,
	2011	2010	Change
Total segment net sales	$289.7	$273.4	6.0%
Operating income	$35.1	$16.1	Favorable

The increase in net sales was driven primarily by better price and mix. Volumes were essentially flat in the Americas, declined in Europe, and grew in Asia. Operating income increased as the benefits of price, SG&A savings and earnings from WAVE offset inflationary headwinds and increased manufacturing costs associated with labor mitigation and contract incentive costs at our Marietta, Macon, and Pensacola plants. 2010 results were impacted by approximately $16 million of severance and restructuring related costs.

Resilient Flooring

	September 30,	September 30,	September 30,
	Three Months Ended December 31,
	2011	2010	Change
Total segment net sales	$221.9	$229.3	(3.2)%
Operating (loss)	$(4.8)	$(1.8)	Unfavorable

Net sales decreased primarily due to lower volumes in Europe related to the restructuring of our European flooring business, which included the exit of the residential flooring business and simplification of our country and product offerings. Excluding the impact of these actions, volumes in European markets were still down slightly when compared to the prior year. Net sales in the Americas and Asia increased driven primarily by favorable mix in both geographies, and price in the Americas.

The increased operating loss was due to higher raw material inflation and volume declines that were only partially offset by pricing and reductions in manufacturing costs and SG&A expenses. 2011 and 2010 results were impacted by approximately $3 million and $4 million, respectively, of severance and restructuring related costs.

Wood Flooring

	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Change
	2011	2010
Total segment net sales	$111.5	$107.8	3.4%
Operating income (loss)	$9.1	$(32.0)	Favorable

Net sales increased as higher volumes were partially offset by unfavorable mix and price. Operating income increased due to favorable input costs when compared to the prior year, reduced SG&A and manufacturing costs and volume gains, which were partially offset by unfavorable price and mix. Additionally, the 2010 period included approximately $5 million of fixed asset write downs and severance charges related to the closure of two manufacturing facilities, and approximately $22 million of non-cash impairment charges related to our Wood Flooring trademarks.

Cabinets

	September 30,	September 30,	September 30,
	Three Months Ended December 31,
	2011	2010	Change
Total segment net sales	$29.0	$32.4	(10.5)%
Operating (loss)	$(2.4)	$(0.9)	Unfavorable

Net sales decreased and operating loss increased as volume declines were only partially offset by mix.

Corporate

Unallocated corporate expense of $15.4 million increased from $11.6 million in the prior year driven primarily by approximately $6 million lower pension credit compared to 2010. 2010 included approximately $2 million of severance and restructuring related costs.

Full Year Results

	September 30,	September 30,	September 30,
(Amounts in millions except per	Year Ended December 31,
share data)	2011	2010	Change
Net sales (as reported)	$2,859.5	$2,766.4	3.4%
Operating income (as reported)	239.2	81.1	Favorable

Adjusted EBITDA	377	303	24%
Free cash flow	170	180	(6)%

Excluding approximately $61 million favorable impact from exchange rates, net sales increased by approximately 1% percent as volume declines were more than offset by price and mix gains.

Significant reductions in manufacturing costs and SG&A expenses, coupled with price and mix gains more than offset the impact of inflation in input costs, lower volumes, and a lower pension credit.

The reduction in free cash flow was primarily due to higher capital expenditures and interest expense, restructuring payments, and less improvement in working capital when compared to the prior year; which were only partially offset by increased cash earnings and a special dividend payment by WAVE.

Market Outlook and 2012 Guidance

We expect GDP to grow just over 2% in the U.S., slight positive growth in the U.K., and to decline slightly in the Eurozone. This type of macro climate translates into a flat commercial opportunity in North America and a decline in Europe. New home starts are anticipated to be approximately 700,000, with most of the growth coming from multifamily units. We continue to expect relatively strong emerging market growth.

The company expects 2012 sales to be between $2.9 billion and $3.0 billion. Adjusted EBITDA is forecasted to be in the range of $420 million to $460 million, compared to $377 million in 2011. 2012 adjusted EPS is expected to be $2.75 to $3.15 per diluted share, compared to $2.23 per diluted share in 2011. Free cash flow is anticipated to be between $50 million and $100 million. Cash taxes are expected to be between $10 million and $20 million, and an adjusted tax rate of 40% will be used when calculating adjusted earnings to facilitate comparability from period to period.

“While we have begun to see some positive economic indicators in the late part of 2011, overall economic signs continue to be mixed,” said Tom Mangas, Senior Vice President and CFO. “We enter 2012 expecting minimal help from our end markets and are expecting to face inflationary headwinds, but believe we will continue to be able to price to recover inflation. To compensate for ongoing weakness in our end markets, we continue to drive plans to deliver cost savings and have now taken our total cost savings program goal to $185 million, up from $165 million.”

Additional forward looking non-GAAP metrics are available in the earnings call and investor presentations available on our web site at http://www.armstrong.com/ under the Investor Relations tab.

Earnings Webcast

Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com. and click “For Investors”. The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Our disclosures in this presentation and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-K that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. Based in Lancaster, Pa., at December 30, 2011 Armstrong operated 32 plants in eight countries and had approximately 9,100 employees worldwide. For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly data is unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,	Three Months Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2011	2010	2011	2010
Net sales	$652.1	$642.9	$2,859.5	$2,766.4
Cost of goods sold	522.8	519.3	2,187.9	2,154.6
Selling, general and administrative expenses	117.2	130.8	478.3	531.3
Intangible asset impairment	—	22.4	—	22.4
Restructuring charges, net	1.0	7.0	9.0	22.0
Equity (earnings) from joint venture	(10.5)	(6.4)	(54.9)	(45.0)

Operating income (loss)	21.6	(30.2)	239.2	81.1

Interest expense	10.9	9.4	48.5	21.2
Other non-operating expense	0.2	0.8	1.4	1.2
Other non-operating (income)	(0.7)	(2.4)	(3.8)	(8.0)

Earnings (loss) before income taxes	11.2	(38.0)	193.1	66.7
Income tax expense (benefit)	2.7	(17.0)	80.7	55.7

Net income (loss)	$8.5	$(21.0)	$112.4	$11.0

Net earnings (loss) per share of common stock:
Basic	$0.14	$(0.36)	$1.91	$0.19
Diluted	$0.14	$(0.36)	$1.90	$0.19

Average number of common shares outstanding:
Basic	58.4	58.0	58.3	57.7
Diluted	58.8	58.0	58.8	58.2

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, quarterly data is unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2010
Net sales
Building Products	$289.7	$273.4	$1,237.5	$1,135.5
Resilient Flooring	221.9	229.3	1,002.3	1,013.2
Wood Flooring	111.5	107.8	483.3	479.1
Cabinets	29.0	32.4	136.4	138.6

Total net sales	$652.1	$642.9	$2,859.5	$2,766.4

	September 30,	September 30,	September 30,	September 30,
Operating income (loss)
Building Products	$35.1	$16.1	$226.1	$171.0
Resilient Flooring	(4.8)	(1.8)	15.8	13.1
Wood Flooring	9.1	(32.0)	43.4	(45.8)
Cabinets	(2.4)	(0.9)	(0.7)	(6.4)
Unallocated Corporate (expense)	(15.4)	(11.6)	(45.4)	(50.8)

Total operating income (loss)	$21.6	$(30.2)	$239.2	$81.1

Selected Balance Sheet Information

(amounts in millions)

	September 30,	September 30,
	December 31, 2011	December 31, 2010
Assets
Current assets	$1,209.3	$1,020.7
Property, plant and equipment, net	902.9	854.9
Other noncurrent assets	882.5	1,046.8

Total assets	$2,994.7	$2,922.4

Liabilities and shareholders’ equity
Current liabilities	$386.1	$382.9
Noncurrent liabilities	1,478.4	1,448.7
Equity	1,130.2	1,090.8

Total liabilities and shareholders’ equity	$2,994.7	$2,922.4

Selected Cash Flow Information

(amounts in millions)

	September 30,	September 30,
	Year Ended December 31,
	2011	2010
Net income	$112.4	$11.0
Other adjustment to reconcile net income to net cash provided by operating activities	99.0	118.8
Changes in operating assets and liabilities, net	0.8	60.6

Net cash provided by operating activities	212.2	190.4
Net cash (used for) investing activities	(18.4)	(41.0)
Net cash (used for) financing activities	(32.4)	(409.0)

Effect of exchange rate changes on cash and cash equivalents	3.4	5.9

Net increase (decrease) in cash and cash equivalents	164.8	(253.7)
Cash and cash equivalents, beginning of the year	315.8	569.5

Cash and cash equivalents, end of the year	$480.6	$315.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$51	$47	$377	$303
D&A/Fx*	(25)	(28)	(105)	(115)

Operating Income, Adjusted	$26	$19	$272	$188
Cost reduction initiatives expenses	3	22	24	50
Laminate duty refunds	—	—	—	(7)
CEO transition costs	—	1	—	15
Restructuring	1	7	9	22
Impairment	1	22	3	30
Settlement of note receivable	—	(2)	—	(2)
Foreign exchange impact	(1)	(1)	(3)	(1)

Operating Income (Loss), Reported	$22	$(30)	$239	$81

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $23 million for the three months ended December 31, 2011, $38 million for the three months ended December 31, 2010, $114 million for the year ended December 31, 2011, and $143 million for the year ended December 31, 2010.

BUILDING PRODUCTS

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$48	$45	$289	$251
D&A/Fx	(13)	(13)	(52)	(53)

Operating Income, Adjusted	$35	$32	$237	$198
Cost reduction initiatives expenses	—	14	11	24
Restructuring	—	2	1	3
Foreign exchange impact	—	—	(1)	—

Operating Income, Reported	$35	$16	$226	$171

RESILIENT FLOORING

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$5	$10	$67	$65
D&A/Fx	(7)	(9)	(30)	(34)

Operating (Loss) Income, Adjusted	$(2)	$1	$37	$31
Cost reduction initiatives expenses	3	2	14	10
Laminate duty refunds	—	—	—	(7)
Restructuring	1	2	7	14
Fixed asset impairment	—	—	2	2
Foreign exchange impact	(1)	(1)	(2)	(1)

Operating (Loss) Income, Reported	$(5)	$(2)	$16	$13

WOOD FLOORING

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$12	$(1)	$53	$5
D&A/Fx	(2)	(3)	(10)	(12)

Operating Income (Loss), Adjusted	$10	$(4)	$43	$(7)

Cost reduction initiatives	—	5	—	15

Restructuring	—	—	—	1
Impairment	1	22	1	22
Foreign exchange impact	—	1	(1)	1

Operating Income (Loss), Reported	$9	$(32)	$43	$(46)

CABINETS

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA	$(1)	$—	$2	$(4)
D&A/Fx	(1)	(1)	(2)	(2)

Operating (Loss), Adjusted	$(2)	$(1)	$—	$(6)

Foreign exchange impact	—	—	1	—

Operating (Loss), Reported	$(2)	$(1)	$(1)	$(6)

UNALLOCATED CORPORATE

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Adjusted EBITDA	$(13)	$(7)	$(34)	$(14)
D&A/Fx	(2)	(2)	(11)	(14)

Operating (Loss), Adjusted	$(15)	$(9)	$(45)	$(28)
Cost reduction initiatives (income)	—	1	(1)	1
CEO transition costs	—	1	—	15
Restructuring	—	3	1	4
Impairments	—	—	—	6
Settlement of note receivable	—	(2)	—	(2)
Foreign exchange impact	—	(1)	—	(1)

Operating (Loss), Reported	$(15)	$(11)	$(45)	$(51)

CONSOLIDATED

	Three Months Ended				Year Ended
	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$51		$47		$377		$303

D&A as reported	(23)		(38)		(114)		(143)
Accelerated Deprecation/Fx	(2)		10		9		28

Operating Income, Adjusted	$26		$19		$272		$188
Other non-operating (expense)	(10)		(8)		(46)		(14)

Earnings Before Taxes, Adjusted	16		11		226		174

Adjusted tax (expense) @ 42%	(7)		(5)		(95)		(73)

Net Earnings, Adjusted	$9	$0.16	$6	$0.11	$131	$2.23	$101	$1.73

Pre-tax adjustment items	(4)		(49)		(33)		(107)
Reversal of adjusted tax @ 42%	7		5		95		73
Ordinary tax	1		21		(72)		(20)
Unbenefitted foreign losses	(7)		(5)		(15)		(15)
Foreign tax credits	—		—		5		—
Tax adjustment items	3		1		1		1
Federal Medicare Subsidy Adjustment	—		—		—		(22)

Net Earnings (Loss), Reported	$9	$0.14	$(21)	$(0.36)	$112	$1.90	$11	$0.19

CASH FLOW

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
Free Cash Flow	2011	2010	2011	2010
Net cash from operations	$82	$49	$212	$190
Less: net cash provided by (used for) investing	24	(37)	(18)	(41)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	(20)	30	(28)	30

Acquisition (Divestiture)	4	1	4	1

Free Cash Flow	$90	$43	$170	$180